Exhibit 99.1

News Announcement

NEXSTAR BROADCASTING AND MISSION ANNOUNCE RECEIPT OF REQUISITE

CONSENT FOR CONSENT SOLICITATION FOR SENIOR SECURED SECOND LIEN

NOTES DUE 2017

Irving, TX – October 1, 2013 — Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”) and Mission Broadcasting, Inc. (“Mission” and together with Nexstar Broadcasting, the “Issuers”), have received, pursuant to their previously announced cash tender offer and consent solicitation for any and all of the outstanding $314,575,000 aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2017 (the “Notes”), the requisite consents to adopt proposed amendments to the indenture, under which the Notes were issued, that would, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain related provisions contained in the indenture (collectively, the “Base Amendments”) and provide for the release of the liens on the collateral that secures the Issuers’ and the Company’s obligations with respect to the Notes (the “Collateral Amendments” and together with the Base Amendments, the “Amendments”). Pursuant to the indenture under which the Notes were issued, adoption of the Collateral Amendments required the consent of holders of at least 75% of the outstanding principal amount of the Notes.

As reported by the depositary, tenders and corresponding consents have been delivered with respect to $292,688,000 aggregate principal amount of the Notes (representing 93.04% of the outstanding aggregate principal amount of the Notes), which Notes had been validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on September 30, 2013 (the “Consent Payment Deadline”). As a result, the requisite consents have been obtained with respect to all of the Amendments.

In conjunction with receiving the requisite consents, the Issuers, the Company, the guarantors party thereto, and The Bank of New York Mellon, as trustee and collateral agent, executed a first supplemental indenture with respect to the indenture governing the Notes effecting certain amendments that would implement the Amendments. The first supplemental indenture became operative upon acceptance of the Notes for purchase by the Issuers pursuant to the terms and conditions described in the Statement (as defined below).

The tender offer and consent solicitation are being made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated September 17, 2013 (the “Statement”). Holders who validly tendered their Notes and delivered their consents on or prior to the Consent Payment Deadline are eligible to receive the applicable Total Consideration (as defined below). A holder’s right to validly withdraw tendered Notes and validly revoke delivered consents expired on the Consent Payment Deadline.

The Issuers’ obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn and consents validly delivered, and not validly revoked, pursuant to the tender offer and consent solicitation, was subject to and conditioned upon the satisfaction of or, where applicable, the Issuers’ waiver of, certain conditions, including a financing condition. As of October 1, 2013 these conditions have been satisfied and the Notes validly tendered and not validly withdrawn as of the Consent Payment Deadline were accepted for purchase by the Issuers.

Holders who validly tendered (and did not validly withdraw) their Notes on or prior to the Consent Payment Deadline received total consideration equal to $1,088.75 per $1,000 principal amount of the Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the first settlement date. The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes (the “Consent Payment”).

Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to Midnight, New York City time, on October 15, 2013, unless extended or earlier terminated by the Issuers (the “Expiration Time”), and whose Notes are accepted for payment, will receive the tender consideration equal to $1,058.75 per $1,000 principal amount of the Notes (the “Tender Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date. Holders of Notes who tender after the Consent Payment Deadline will not receive a Consent Payment.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the first supplemental indenture eliminating substantially all restrictive covenants, certain events of default and certain related provisions contained in the indenture and provide for the release of the liens on the collateral that secures the Issuers’ and the Company’s obligations with respect to the Notes even though they have not consented to the amendments.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related letter of instructions. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Issuers, the dealer managers, the solicitation agents, the information agent, the depositary, the Trustee or the Collateral Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

The Issuers have engaged Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC to act as dealer managers and solicitation agents for the tender offer and consent solicitation and Global Bondholder Services Corporation to act as information agent and depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation at (866) 470-3774 (toll free) or (212) 430-3774 (collect). Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect) or RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822 (collect).

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Me-TV, LATV, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and one independent station. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 96 television stations and related digital multicast signals reaching 51 markets or approximately 14.6% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concern, among other things, statements regarding our acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P. and Nexstar Broadcasting’s issuance of the notes and the entry into amendments to the senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P., including as a result of a delay in completing such acquisitions or a delay or difficulty in integrating such assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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